UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 8)*

Comstock Resources, Inc.

(Name of Issuer)

Common Stock, par value $0.50 per share

(Title of Class of Securities)

205768203

(CUSIP Number)

Carl H. Westcott

100 Crescent Court, Suite 1620

Dallas, TX 75201

214-777-5003

with a copy to:

Crews Lott

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, TX 75201

214-978-3000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 2, 2016

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 205768203		13D	Page 2 of 47 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Carl H. Westcott

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 668,000 (1)

	8.	Shared Voting Power 240,000 (1)

	9.	Sole Dispositive Power 668,000 (1)

	10.	Shared Dispositive Power 284,800 (1) (2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 952,800 (1) (2)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11) 7.08% (3)

14.	Type of Reporting Person IN

(1)

Carl H. Westcott directly holds 668,000 shares of common stock, par value $0.50 per share (the “Common Stock”), of Comstock Resources, Inc., a Nevada corporation (the “Issuer”). Additionally, Mr. Westcott exercises shared voting and disposition power over 240,000 shares of Common Stock with Court H. Westcott as managers of Carl Westcott, LLC, the general partner of each of Commodore Partners, Ltd. (“Commodore Partners”), which directly owns 220,000 shares of Common Stock, and G.K. Westcott LP (“GK Westcott”), which directly owns 20,000 shares of Common Stock.

(2)

Carl H. Westcott has shared discretionary authority to purchase and dispose of shares of Common Stock under various accounts for the benefit of the following persons, who directly hold the following amounts of shares of Common Stock: Court H. Westcott, 12,500 shares; Carla Westcott, 17,500 shares; Peter Underwood, 11,750 shares; Francisco Trejo, Jr., 2,050 shares; and Rosie Greene, 1,000 shares. Carl H. Westcott does not exercise any voting power over any such shares of Common Stock owned by the aforementioned individuals and expressly disclaims beneficial ownership of such shares.

(3)

The percentage ownership is based on 13,455,559 shares of Common Stock outstanding, as reported by the Issuer in its quarterly report on Form 10-Q filed on November 9, 2016. The number of shares beneficially owned also reflects a 1-for-5 reverse stock split effected by the Issuer on August 1, 2016.

CUSIP No. 205768203		13D	Page 3 of 47 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Commodore Partners, Ltd. 03-0476201

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds WC

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 220,000 (1)

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 220,000 (1)

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 220,000 (1)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11) 1.64% (2)

14.	Type of Reporting Person PN

(1)

Carl H. Westcott and Court H. Westcott exercise shared voting and disposition power over the 220,000 shares of Common Stock as the managers of Carl Westcott, LLC, the general partner of Commodore Partners.

(2)

The percentage ownership is based on 13,455,559 shares of Common Stock outstanding, as reported by the Issuer in its quarterly report on Form 10-Q filed on November 9, 2016.  The number of shares beneficially owned also reflects a 1-for-5 reverse stock split effected by the Issuer on August 1, 2016.

CUSIP No. 205768203		13D	Page 4 of 47 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). G.K. Westcott LP 20-2443941

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds WC

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 20,000 (1)

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 20,000 (1)

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000 (1)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11) 0.15% (2)

14.	Type of Reporting Person PN

(1)	Carl H. Westcott and Court H. Westcott exercise shared voting and disposition power over the 20,000 shares of Common Stock as the managers of Carl Westcott, LLC, the general partner of GK Westcott.

(2)

The percentage ownership is based on 13,455,559 shares of Common Stock outstanding, as reported by the Issuer in its quarterly report on Form 10-Q filed on November 9, 2016. The number of shares beneficially owned also reflects a 1-for-5 reverse stock split effected by the Issuer on August 1, 2016.

CUSIP No. 205768203		13D	Page 5 of 47 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Carl Westcott, LLC 75-2655092

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds AF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 240,000 (1)

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 240,000 (1)

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 240,000 (1)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11) 1.78% (2)

14.	Type of Reporting Person HC

(1)

Carl H. Westcott and Court H. Westcott exercise shared voting and disposition power over the 240,000 shares of Common Stock as the managers of Carl Westcott, LLC, the general partner of each of Commodore Partners, which directly owns 220,000 shares of Common Stock, and GK Westcott, which directly owns 20,000 shares of Common Stock.

(2)

The percentage ownership is based on 13,455,559 shares of Common Stock outstanding, as reported by the Issuer in its quarterly report on Form 10-Q filed on November 9, 2016.  The number of shares beneficially owned also reflects a 1-for-5 reverse stock split effected by the Issuer on August 1, 2016.

CUSIP No. 205768203		13D	Page 6 of 47 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Court H. Westcott

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 12,500 (1)

	8.	Shared Voting Power 240,000 (2)

	9.	Sole Dispositive Power 0 (1)

	10.	Shared Dispositive Power 252,000 (1) (2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 252,000 (1) (2)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11) 1.88% (3)

14.	Type of Reporting Person IN

(1)

Consists of 12,500 shares of Common Stock held of record by Court H. Westcott, Trustee of the Court H. Westcott Living Trust. Carl H. Westcott has shared discretionary authority to purchase and dispose of those shares of Common Stock for the benefit of such reporting person, but does not exercise any voting power with respect to such shares. Carl H. Westcott expressly disclaims beneficial ownership of any such shares of Common Stock.

(2)

Carl H. Westcott and Court H. Westcott exercise shared voting and disposition power over 240,000 shares of Common Stock as the managers of Carl Westcott, LLC, the general partner of each of Commodore Partners, which directly owns 220,000 shares of Common Stock, and GK Westcott, which directly owns 20,000 shares of Common Stock.

(3)

The percentage ownership is based on 13,455,559 shares of Common Stock outstanding, as reported by the Issuer in its quarterly report on Form 10-Q filed on November 9, 2016. The number of shares beneficially owned also reflects a 1-for-5 reverse stock split effected by the Issuer on August 1, 2016.

CUSIP No. 205768203		13D	Page 7 of 47 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Carla Westcott

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 17,500 (1)

	8.	Shared Voting Power 0 (1)

	9.	Sole Dispositive Power 0 (1)

	10.	Shared Dispositive Power 17,500 (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 17,500 (1)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11) 0.13% (2)

14.	Type of Reporting Person IN

(1)

Carla Westcott directly holds 17,500 shares of Common Stock. Carl H. Westcott has shared discretionary authority to purchase and dispose of those shares of Common Stock for the benefit of such reporting person, but does not exercise any voting power with respect to such shares. Carl H. Westcott expressly disclaims beneficial ownership of any such shares of Common Stock.

(2)

The percentage ownership is based on 13,455,559 shares of Common Stock outstanding, as reported by the Issuer in its quarterly report on Form 10-Q filed on November 9, 2016.  The number of shares beneficially owned also reflects a 1-for-5 reverse stock split effected by the Issuer on August 1, 2016.

CUSIP No. 205768203	13D	Page 8 of 47 Pages

Item 1. Security and Issuer

This Amendment No. 8 to Schedule 13D (“Amendment No. 8”) amends and supplements the original Schedule 13D filed on June 11, 2015 (as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, and Amendment No. 6, the “Schedule 13D”), Amendment No. 1 to Schedule 13D filed on June 30, 2015 (“Amendment No. 1”), Amendment No. 2 to Schedule 13D filed on July 6, 2015 (“Amendment No. 2”), Amendment No. 3 to Schedule 13D filed on July 20, 2015 (“Amendment No. 3”), Amendment No. 4 to Schedule 13D filed on August 10, 2015 (“Amendment No. 4”), Amendment No. 5 to Schedule 13D filed on May 25, 2016 (“Amendment No. 5”), Amendment No. 6 to Schedule 13D filed on September 6, 2016 (“Amendment No. 6”) and Amendment No. 7 to Schedule 13D filed on September 21, 2016 (“Amendment No. 7”). This Amendment No. 8 is filed jointly on behalf of Carl H. Westcott, Commodore Partners, Ltd., G.K. Westcott LP, Carl Westcott, LLC, Court H. Westcott, and Carla Westcott (the “Reporting Persons”) relating to their beneficial ownership of the common stock, par value $0.50 per share (the “Common Stock”) of Comstock Resources, Inc., a Nevada corporation (the “Issuer”), whose principal executive offices are located at 5300 Town and Country Blvd., Suite 500, Frisco,  Texas  75034. On August 1, 2016, the Issuer effected a 1-for-5 reverse stock split (the “Reverse Split”).

This Amendment No. 8 is filed pursuant to Rules 13d-1 and 13d-5 under the Securities Exchange Act of 1934, as amended, to reflect a change aggregating more than one percent (1%) in the beneficial ownership of the outstanding Common Stock in which Carl H. Westcott may be deemed to have a beneficial interest. Unless otherwise indicated, all capitalized terms used herein but not defined shall have the same meanings as set forth in the Schedule 13D.

Item 2. Identity and Background

Item 3. Source and Amount of Funds or Other Consideration

The information set forth or incorporated in Items 4 and 6 hereof are incorporated herein by reference.

With respect to each Reporting Person that is a natural person, the shares of Common Stock were acquired with the personal funds of such Reporting Person. The shares of Common Stock held by Commodore Partners, of which Carl Westcott, LLC is the sole general partner, were acquired with funds held by Commodore Partners for the general purpose of investing. The shares of Common Stock held by GK Westcott, of which Carl Westcott, LLC is the sole general partner, were acquired with funds held by GK Westcott for the general purpose of investing.

Item 4. Purpose of Transaction

This Item is being amended and supplemented to add the following:

The information set forth or incorporated in Items 3 and 6 hereof are incorporated herein by reference.

After accounting for all sales of Common Stock of the Reporting Persons since the filing of Amendment No. 7 (the period of September 21, 2016 through December 2, 2016), a net 141,500 shares of Common Stock were sold by Carl H. Westcott during such period on his own behalf and on behalf of certain other Reporting Persons for an aggregate price of approximately $1,987,196.

Item 5. Interest in Securities of the Issuer.

This Item is being amended and supplemented to add the following:

(b)  The responses in rows 7, 8, 9 and 10 of the cover pages of this Statement are hereby incorporated by reference. Each of Court H. Westcott and Carla Westcott directly holds 12,500 and 17,500 shares of Common Stock, respectively, over which Carl H. Westcott shares dispositive power, but not voting power, pursuant to trading authorizations. Additionally, Carl H. Westcott shares dispositive power, but not voting power, pursuant to trading authorizations, of 11,750, 2,050, and 1,000 shares of Common Stock held by Peter Underwood, Francisco Trejo, Jr., and Rosie Greene, respectively. Commodore Partners holds 220,000 shares of Common Stock, over which Carl H. Westcott holds shared voting and dispositive power with Court H. Westcott as the managers of Carl Westcott, LLC, the sole general partner of Commodore Partners. GK Westcott holds 20,000 shares of Common Stock, over which Carl H. Westcott holds shared voting and dispositive power with Court H. Westcott as the managers of Carl Westcott, LLC, the sole general partner of GK Westcott.

CUSIP No. 205768203	13D	Page 9 of 47 Pages

(c)  After accounting for all sales of Common Stock of the Reporting Persons during the period of September 21, 2016 through December 2, 2016, a net 141,500 shares of Common Stock were sold by Carl H. Westcott on his own behalf and on behalf of the other Reporting Persons for an aggregate price of approximately $1,987,196. All such sales were made on the dates and at the prices set forth below. All purchases and sales listed below were affected in ordinary open market transactions.

Name of Reporting Person	Trade Date	Number of Shares Purchased (Sold)	Price Per Share ($)
Carl H. Westcott	9/21/2016	1,000	7.41
Carl H. Westcott	9/21/2016	(2,500)	7.54
Carl H. Westcott	9/21/2016	(2,500)	7.56
Carl H. Westcott	9/21/2016	(700)	7.69
Carl H. Westcott	9/21/2016	(100)	7.50
Carl H. Westcott	9/21/2016	(2,400)	7.55
Carl H. Westcott	9/21/2016	700	7.34
Carl H. Westcott	9/22/2016	400	7.40
Carl H. Westcott	9/22/2016	100	7.36
Carl H. Westcott	9/22/2016	775	7.41
Carl H. Westcott	9/22/2016	1,725	7.50
Carl H. Westcott	9/22/2016	500	7.51
Carl H. Westcott	9/22/2016	1,900	7.47
Carl H. Westcott	9/22/2016	100	7.44
Carl H. Westcott	9/22/2016	1,000	7.45
Carl H. Westcott	9/22/2016	1,000	7.45
Carl H. Westcott	9/22/2016	100	7.48
Carl H. Westcott	9/22/2016	2,900	7.42
Carl H. Westcott	9/22/2016	4,300	7.29
Carl H. Westcott	9/22/2016	600	7.29
Carl H. Westcott	9/22/2016	100	7.28
Carl H. Westcott	9/22/2016	2,500	7.30
Carl H. Westcott	9/23/2016	500	7.46
Carl H. Westcott	9/23/2016	500	7.34
Carl H. Westcott	9/27/2016	500	7.18
Carl H. Westcott	9/27/2016	500	7.20
Carl H. Westcott	9/27/2016	1,000	7.20

CUSIP No. 205768203	13D	Page 10 of 47 Pages

Carl H. Westcott	9/27/2016	1,000	7.19
Carl H. Westcott	9/27/2016	1,000	7.21
Carl H. Westcott	9/27/2016	1,000	7.40
Carl H. Westcott	9/27/2016	900	7.22
Carl H. Westcott	9/27/2016	100	7.20
Carl H. Westcott	9/27/2016	(1,500)	7.25
Carl H. Westcott	9/27/2016	(2,500)	7.33
Carl H. Westcott	9/27/2016	(1,500)	7.30
Carl H. Westcott	9/27/2016	(1,500)	7.30
Carl H. Westcott	9/28/2016	(100)	7.72
Carl H. Westcott	9/28/2016	1,000	7.57
Carl H. Westcott	9/28/2016	1,000	7.57
Carl H. Westcott	9/28/2016	1,000	7.40
Carl H. Westcott	9/28/2016	1,000	7.25
Carl H. Westcott	9/28/2016	(2,500)	7.50
Carl H. Westcott	9/28/2016	(200)	7.45
Carl H. Westcott	9/28/2016	(100)	7.48
Carl H. Westcott	9/28/2016	(100)	7.48
Carl H. Westcott	9/28/2016	(2,400)	7.70
Carl H. Westcott	9/28/2016	(2,500)	7.79
Carl H. Westcott	9/28/2016	(100)	7.62
Carl H. Westcott	9/28/2016	(2,400)	7.69
Carl H. Westcott	9/29/2016	(2,600)	7.89
Carl H. Westcott	9/29/2016	1,000	7.83
Carl H. Westcott	9/29/2016	1,000	7.82
Carl H. Westcott	9/29/2016	1,000	7.81
Carl H. Westcott	9/29/2016	1,000	7.81
Carl H. Westcott	9/29/2016	1,000	7.81
Carl H. Westcott	9/29/2016	2,500	7.75
Carl H. Westcott	9/29/2016	2,000	7.74

CUSIP No. 205768203	13D	Page 11 of 47 Pages

Carl H. Westcott	9/29/2016	2,500	7.70
Carl H. Westcott	9/29/2016	(2,000)	7.85
Carl H. Westcott	9/29/2016	2,500	7.72
Carl H. Westcott	9/29/2016	2,500	7.72
Carl H. Westcott	9/29/2016	2,500	7.72
Carl H. Westcott	9/29/2016	2,500	7.65
Carl H. Westcott	9/29/2016	5,000	7.60
Carl H. Westcott	9/29/2016	1,100	7.51
Carl H. Westcott	9/29/2016	(2,000)	7.85
Carl H. Westcott	9/29/2016	1,000	7.68
Carl H. Westcott	9/29/2016	400	7.72
Carl H. Westcott	9/29/2016	2,000	7.68
Carl H. Westcott	9/29/2016	2,500	7.70
Carl H. Westcott	9/29/2016	200	7.69
Carl H. Westcott	9/29/2016	1,000	7.81
Carl H. Westcott	9/29/2016	100	7.85
Carl H. Westcott	9/29/2016	200	7.83
Carl H. Westcott	9/29/2016	200	7.79
Carl H. Westcott	9/29/2016	200	7.74
Carl H. Westcott	9/30/2016	1,000	7.63
Carl H. Westcott	9/30/2016	100	7.67
Carl H. Westcott	9/30/2016	5,080	7.80
Carl H. Westcott	9/30/2016	200	7.75
Carl H. Westcott	9/30/2016	4,700	7.85
Carl H. Westcott	9/30/2016	5,000	7.87
Carl H. Westcott	9/30/2016	1,320	7.91
Carl H. Westcott	9/30/2016	2,000	7.80
Carl H. Westcott	9/30/2016	2,000	7.73
Carl H. Westcott	9/30/2016	4,400	7.70
Carl H. Westcott	9/30/2016	300	7.70

CUSIP No. 205768203	13D	Page 12 of 47 Pages

Carl H. Westcott	9/30/2016	100	7.77
Carl H. Westcott	9/30/2016	2,100	7.73
Carl H. Westcott	9/30/2016	300	7.72
Carl H. Westcott	9/30/2016	200	7.70
Carl H. Westcott	10/3/2016	1,000	7.78
Carl H. Westcott	10/3/2016	5,000	7.56
Carl H. Westcott	10/3/2016	5,000	7.42
Carl H. Westcott	10/3/2016	10,000	7.25
Carl H. Westcott	10/3/2016	(2,500)	7.32
Carl H. Westcott	10/3/2016	(2,500)	7.35
Carl H. Westcott	10/3/2016	(2,500)	7.39
Carl H. Westcott	10/3/2016	(2,500)	7.42
Carl H. Westcott	10/3/2016	(329)	7.43
Carl H. Westcott	10/3/2016	(2,500)	7.36
Carl H. Westcott	10/3/2016	(2,171)	7.45
Carl H. Westcott	10/3/2016	(1,500)	7.52
Carl H. Westcott	10/3/2016	(2,000)	7.45
Carl H. Westcott	10/4/2016	(2,000)	7.47
Carl H. Westcott	10/4/2016	100	7.62
Carl H. Westcott	10/4/2016	400	7.55
Carl H. Westcott	10/4/2016	400	7.54
Carl H. Westcott	10/4/2016	100	7.52
Carl H. Westcott	10/4/2016	2,500	7.42
Carl H. Westcott	10/4/2016	10,000	7.37
Carl H. Westcott	10/4/2016	900	7.45
Carl H. Westcott	10/4/2016	5,000	7.40
Carl H. Westcott	10/4/2016	2,500	7.35
Carl H. Westcott	10/5/2016	(5,000)	7.49
Carl H. Westcott	10/5/2016	(2,000)	7.50
Carl H. Westcott	10/5/2016	(5,000)	7.52

CUSIP No. 205768203	13D	Page 13 of 47 Pages

Carl H. Westcott	10/5/2016	(10,000)	7.54
Carl H. Westcott	10/5/2016	(5,000)	7.59
Carl H. Westcott	10/5/2016	(5,000)	7.61
Carl H. Westcott	10/5/2016	(5,000)	7.61
Carl H. Westcott	10/5/2016	(5,000)	7.63
Carl H. Westcott	10/5/2016	100	7.61
Carl H. Westcott	10/5/2016	(5,400)	7.60
Carl H. Westcott	10/5/2016	(2,169)	7.65
Carl H. Westcott	10/5/2016	(700)	7.64
Carl H. Westcott	10/6/2016	(2,500)	7.75
Carl H. Westcott	10/6/2016	(2,000)	7.70
Carl H. Westcott	10/6/2016	(2,500)	7.75
Carl H. Westcott	10/6/2016	(2,000)	7.70
Carl H. Westcott	10/6/2016	600	7.65
Carl H. Westcott	10/6/2016	400	7.64
Carl H. Westcott	10/6/2016	300	7.69
Carl H. Westcott	10/6/2016	200	7.67
Carl H. Westcott	10/6/2016	(100)	7.70
Carl H. Westcott	10/6/2016	(2,400)	7.77
Carl H. Westcott	10/6/2016	(2,500)	7.77
Carl H. Westcott	10/6/2016	5,000	7.69
Carl H. Westcott	10/6/2016	941	7.67
Carl H. Westcott	10/7/2016	1,000	7.57
Carl H. Westcott	10/7/2016	800	7.57
Carl H. Westcott	10/7/2016	800	7.55
Carl H. Westcott	10/7/2016	1,000	7.61
Carl H. Westcott	10/7/2016	500	7.61
Carl H. Westcott	10/7/2016	500	7.60
Carl H. Westcott	10/7/2016	600	7.58
Carl H. Westcott	10/7/2016	400	7.55

CUSIP No. 205768203	13D	Page 14 of 47 Pages

Carl H. Westcott	10/7/2016	4,059	7.54
Carl H. Westcott	10/7/2016	1,000	7.56
Carl H. Westcott	10/7/2016	1,000	7.66
Carl H. Westcott	10/7/2016	1,059	7.61
Carl H. Westcott	10/7/2016	5,000	7.60
Carl H. Westcott	10/7/2016	5,000	7.56
Carl H. Westcott	10/7/2016	1,000	7.62
Carl H. Westcott	10/7/2016	(1,000)	7.71
Carl H. Westcott	10/7/2016	900	7.62
Carl H. Westcott	10/7/2016	100	7.61
Carl H. Westcott	10/7/2016	5,000	7.60
Carl H. Westcott	10/7/2016	5,000	7.58
Carl H. Westcott	10/7/2016	2,500	7.70
Carl H. Westcott	10/10/2016	(3,000)	7.80
Carl H. Westcott	10/10/2016	(2,500)	7.87
Carl H. Westcott	10/10/2016	(5,000)	7.89
Carl H. Westcott	10/10/2016	(2,500)	8.06
Carl H. Westcott	10/10/2016	(2,090)	8.11
Carl H. Westcott	10/10/2016	(5,000)	8.17
Carl H. Westcott	10/11/2016	(2,000)	8.09
Carl H. Westcott	10/11/2016	(2,000)	8.07
Carl H. Westcott	10/11/2016	(2,500)	8.19
Carl H. Westcott	10/11/2016	(2,500)	8.21
Carl H. Westcott	10/11/2016	2,500	8.04
Carl H. Westcott	10/11/2016	100	8.11
Carl H. Westcott	10/11/2016	100	8.03
Carl H. Westcott	10/11/2016	(2,500)	8.27
Carl H. Westcott	10/11/2016	(10,000)	8.42
Carl H. Westcott	10/11/2016	(10,000)	8.46
Carl H. Westcott	10/11/2016	(5,000)	8.54

CUSIP No. 205768203	13D	Page 15 of 47 Pages

Carl H. Westcott	10/11/2016	(2,000)	8.55
Carl H. Westcott	10/12/2016	1,000	8.46
Carl H. Westcott	10/12/2016	1,000	8.43
Carl H. Westcott	10/12/2016	1,000	8.43
Carl H. Westcott	10/12/2016	1,000	8.41
Carl H. Westcott	10/12/2016	2,000	8.42
Carl H. Westcott	10/12/2016	10,000	8.38
Carl H. Westcott	10/12/2016	1,300	8.31
Carl H. Westcott	10/12/2016	10,000	8.38
Carl H. Westcott	10/12/2016	8,700	8.38
Carl H. Westcott	10/12/2016	10,000	8.30
Carl H. Westcott	10/12/2016	1,000	8.31
Carl H. Westcott	10/12/2016	5,000	8.30
Carl H. Westcott	10/12/2016	5,000	8.27
Carl H. Westcott	10/12/2016	10,000	8.25
Carl H. Westcott	10/12/2016	400	7.99
Carl H. Westcott	10/12/2016	100	7.97
Carl H. Westcott	10/12/2016	200	7.97
Carl H. Westcott	10/12/2016	300	7.96
Carl H. Westcott	10/12/2016	700	8.01
Carl H. Westcott	10/12/2016	100	7.99
Carl H. Westcott	10/12/2016	3,696	8.00
Carl H. Westcott	10/12/2016	400	8.06
Carl H. Westcott	10/12/2016	1,000	8.04
Carl H. Westcott	10/12/2016	100	8.04
Carl H. Westcott	10/12/2016	900	8.06
Carl H. Westcott	10/12/2016	5,300	8.05
Carl H. Westcott	10/12/2016	100	8.05
Carl H. Westcott	10/12/2016	1,400	8.04
Carl H. Westcott	10/12/2016	100	8.04

CUSIP No. 205768203	13D	Page 16 of 47 Pages

Carl H. Westcott	10/12/2016	700	8.04
Carl H. Westcott	10/12/2016	5,504	8.06
Carl H. Westcott	10/12/2016	10,000	8.03
Carl H. Westcott	10/13/2016	1,000	8.00
Carl H. Westcott	10/13/2016	400	8.06
Carl H. Westcott	10/13/2016	500	7.99
Carl H. Westcott	10/13/2016	300	8.26
Carl H. Westcott	10/13/2016	100	8.22
Carl H. Westcott	10/13/2016	2,000	8.24
Carl H. Westcott	10/13/2016	1,000	8.22
Carl H. Westcott	10/13/2016	2,500	8.20
Carl H. Westcott	10/13/2016	5,000	8.05
Carl H. Westcott	10/13/2016	1,000	8.06
Carl H. Westcott	10/13/2016	5,000	8.05
Carl H. Westcott	10/13/2016	1,000	8.08
Carl H. Westcott	10/13/2016	238	8.07
Carl H. Westcott	10/14/2016	(5,000)	8.25
Carl H. Westcott	10/14/2016	3,762	8.11
Carl H. Westcott	10/14/2016	2,500	8.07
Carl H. Westcott	10/14/2016	5,000	8.05
Carl H. Westcott	10/14/2016	5,000	8.03
Carl H. Westcott	10/14/2016	2,500	8.00
Carl H. Westcott	10/14/2016	2,500	8.00
Carl H. Westcott	10/14/2016	5,000	7.95
Carl H. Westcott	10/14/2016	5,000	7.90
Carl H. Westcott	10/14/2016	5,000	7.88
Carl H. Westcott	10/14/2016	3,750	7.88
Carl H. Westcott	10/14/2016	250	7.88
Carl H. Westcott	10/14/2016	1,000	7.84
Carl H. Westcott	10/14/2016	1,000	7.88

CUSIP No. 205768203	13D	Page 17 of 47 Pages

Carl H. Westcott	10/14/2016	500	7.87
Carl H. Westcott	10/14/2016	100	7.85
Carl H. Westcott	10/14/2016	400	7.85
Carl H. Westcott	10/14/2016	100	7.94
Carl H. Westcott	10/14/2016	900	7.93
Carl H. Westcott	10/14/2016	500	7.96
Carl H. Westcott	10/14/2016	500	7.95
Carl H. Westcott	10/14/2016	900	7.93
Carl H. Westcott	10/14/2016	100	7.92
Carl H. Westcott	10/14/2016	1,000	7.93
Carl H. Westcott	10/14/2016	1,700	7.93
Carl H. Westcott	10/14/2016	1,300	7.93
Carl H. Westcott	10/14/2016	3,000	7.96
Carl H. Westcott	10/14/2016	1,800	8.04
Carl H. Westcott	10/14/2016	700	8.04
Carl H. Westcott	10/14/2016	(2,500)	8.06
Carl H. Westcott	10/14/2016	(1,500)	8.08
Carl H. Westcott	10/14/2016	(200)	8.08
Carl H. Westcott	10/14/2016	(100)	8.11
Carl H. Westcott	10/14/2016	(2,200)	8.11
Carl H. Westcott	10/14/2016	(2,500)	8.12
Carl H. Westcott	10/14/2016	(2,500)	8.12
Carl H. Westcott	10/17/2016	(2,500)	8.40
Carl H. Westcott	10/17/2016	(1,600)	8.41
Carl H. Westcott	10/17/2016	(900)	8.44
Carl H. Westcott	10/17/2016	1,000	8.16
Carl H. Westcott	10/17/2016	1,000	8.15
Carl H. Westcott	10/17/2016	(1,000)	8.18
Carl H. Westcott	10/17/2016	(2,000)	8.20
Carl H. Westcott	10/17/2016	(10,000)	8.20

CUSIP No. 205768203	13D	Page 18 of 47 Pages

Carl H. Westcott	10/17/2016	(3,000)	8.23
Carl H. Westcott	10/18/2016	(2,500)	8.30
Carl H. Westcott	10/18/2016	5,000	8.24
Carl H. Westcott	10/18/2016	1,300	8.12
Carl H. Westcott	10/18/2016	3,700	8.28
Carl H. Westcott	10/18/2016	1,300	8.26
Carl H. Westcott	10/18/2016	1,600	8.25
Carl H. Westcott	10/18/2016	3,400	8.24
Carl H. Westcott	10/18/2016	5,000	8.25
Carl H. Westcott	10/18/2016	301	8.29
Carl H. Westcott	10/18/2016	4,699	8.29
Carl H. Westcott	10/18/2016	5,000	8.27
Carl H. Westcott	10/18/2016	(2,500)	8.34
Carl H. Westcott	10/18/2016	(2,500)	8.39
Carl H. Westcott	10/18/2016	(2,500)	8.45
Carl H. Westcott	10/18/2016	(2,500)	8.55
Carl H. Westcott	10/18/2016	(3,808)	8.61
Carl H. Westcott	10/18/2016	(100)	8.58
Carl H. Westcott	10/18/2016	(4,900)	8.65
Carl H. Westcott	10/18/2016	(5,000)	8.70
Carl H. Westcott	10/18/2016	(10,000)	8.70
Carl H. Westcott	10/18/2016	(2,500)	8.70
Carl H. Westcott	10/18/2016	(10,000)	8.75
Carl H. Westcott	10/18/2016	(2,492)	8.68
Carl H. Westcott	10/18/2016	(5,000)	8.67
Carl H. Westcott	10/18/2016	(2,500)	8.70
Carl H. Westcott	10/18/2016	(546)	8.67
Carl H. Westcott	10/18/2016	(2,500)	8.73
Carl H. Westcott	10/19/2016	1,950	8.79
Carl H. Westcott	10/19/2016	50	8.78

CUSIP No. 205768203	13D	Page 19 of 47 Pages

Carl H. Westcott	10/19/2016	(2,000)	8.85
Carl H. Westcott	10/19/2016	(5,000)	8.90
Carl H. Westcott	10/19/2016	(5,000)	8.95
Carl H. Westcott	10/19/2016	900	8.62
Carl H. Westcott	10/19/2016	1,900	8.61
Carl H. Westcott	10/19/2016	1,700	8.59
Carl H. Westcott	10/19/2016	3,096	8.65
Carl H. Westcott	10/19/2016	1,904	8.65
Carl H. Westcott	10/19/2016	500	8.70
Carl H. Westcott	10/19/2016	1,800	8.64
Carl H. Westcott	10/19/2016	200	8.63
Carl H. Westcott	10/19/2016	1,000	8.69
Carl H. Westcott	10/19/2016	200	8.68
Carl H. Westcott	10/19/2016	300	8.67
Carl H. Westcott	10/19/2016	1,000	8.69
Carl H. Westcott	10/19/2016	300	8.70
Carl H. Westcott	10/19/2016	300	8.71
Carl H. Westcott	10/19/2016	200	8.77
Carl H. Westcott	10/19/2016	100	8.73
Carl H. Westcott	10/19/2016	400	8.79
Carl H. Westcott	10/19/2016	600	8.81
Carl H. Westcott	10/19/2016	100	8.79
Carl H. Westcott	10/19/2016	700	8.76
Carl H. Westcott	10/19/2016	1,064	8.75
Carl H. Westcott	10/19/2016	(2,500)	8.94
Carl H. Westcott	10/19/2016	(2,500)	8.98
Carl H. Westcott	10/19/2016	(2,500)	9.02
Carl H. Westcott	10/19/2016	(2,500)	9.05
Carl H. Westcott	10/19/2016	(2,500)	9.08
Carl H. Westcott	10/19/2016	(2,500)	9.13

CUSIP No. 205768203	13D	Page 20 of 47 Pages

Carl H. Westcott	10/19/2016	(2,500)	9.18
Carl H. Westcott	10/19/2016	(5,218)	9.17
Carl H. Westcott	10/19/2016	(5,000)	9.20
Carl H. Westcott	10/19/2016	(2,500)	9.25
Carl H. Westcott	10/19/2016	(5,000)	9.30
Carl H. Westcott	10/19/2016	(58)	9.23
Carl H. Westcott	10/19/2016	(120)	9.27
Carl H. Westcott	10/19/2016	(140)	9.27
Carl H. Westcott	10/19/2016	(1,023)	9.31
Carl H. Westcott	10/19/2016	10,000	9.10
Carl H. Westcott	10/20/2016	(4,822)	9.32
Carl H. Westcott	10/20/2016	(5,000)	9.35
Carl H. Westcott	10/20/2016	(2,500)	9.74
Carl H. Westcott	10/20/2016	(2,500)	9.76
Carl H. Westcott	10/20/2016	(10,000)	9.80
Carl H. Westcott	10/20/2016	(200)	9.77
Carl H. Westcott	10/20/2016	(100)	9.78
Carl H. Westcott	10/20/2016	(2,200)	9.77
Carl H. Westcott	10/20/2016	(2,000)	9.81
Carl H. Westcott	10/20/2016	(10,000)	9.82
Carl H. Westcott	10/20/2016	(2,500)	9.81
Carl H. Westcott	10/20/2016	(4,337)	9.83
Carl H. Westcott	10/20/2016	(5,000)	9.85
Carl H. Westcott	10/20/2016	(465)	9.83
Carl H. Westcott	10/20/2016	(400)	9.78
Carl H. Westcott	10/20/2016	(2,135)	9.82
Carl H. Westcott	10/20/2016	1,000	9.76
Carl H. Westcott	10/20/2016	1,000	9.76
Carl H. Westcott	10/20/2016	200	9.76
Carl H. Westcott	10/20/2016	100	9.71

CUSIP No. 205768203	13D	Page 21 of 47 Pages

Carl H. Westcott	10/20/2016	1,700	9.75
Carl H. Westcott	10/20/2016	1,000	9.76
Carl H. Westcott	10/20/2016	(5,000)	9.80
Carl H. Westcott	10/20/2016	(2,000)	9.79
Carl H. Westcott	10/20/2016	(5,000)	9.80
Carl H. Westcott	10/20/2016	(2,135)	9.84
Carl H. Westcott	10/20/2016	(25,000)	9.88
Carl H. Westcott	10/20/2016	(25,000)	9.99
Carl H. Westcott	10/20/2016	(2,500)	10.05
Carl H. Westcott	10/20/2016	(5,000)	10.12
Carl H. Westcott	10/20/2016	(300)	10.16
Carl H. Westcott	10/20/2016	(2,065)	10.10
Carl H. Westcott	10/20/2016	(13,000)	10.19
Carl H. Westcott	10/20/2016	(5,000)	10.23
Carl H. Westcott	10/20/2016	(2,900)	10.20
Carl H. Westcott	10/21/2016	1,900	10.24
Carl H. Westcott	10/21/2016	5,000	10.24
Carl H. Westcott	10/21/2016	100	10.15
Carl H. Westcott	10/21/2016	800	10.15
Carl H. Westcott	10/21/2016	1,700	10.25
Carl H. Westcott	10/21/2016	(2,000)	10.31
Carl H. Westcott	10/21/2016	(2,500)	10.40
Carl H. Westcott	10/21/2016	(2,500)	10.45
Carl H. Westcott	10/21/2016	(2,500)	10.50
Carl H. Westcott	10/21/2016	(2,500)	10.50
Carl H. Westcott	10/21/2016	(9,600)	10.60
Carl H. Westcott	10/21/2016	(2,500)	10.65
Carl H. Westcott	10/21/2016	(1,000)	10.66
Carl H. Westcott	10/21/2016	(5,000)	10.70
Carl H. Westcott	10/21/2016	(5,000)	10.70

CUSIP No. 205768203	13D	Page 22 of 47 Pages

Carl H. Westcott	10/21/2016	1,000	10.43
Carl H. Westcott	10/21/2016	200	10.48
Carl H. Westcott	10/21/2016	536	10.45
Carl H. Westcott	10/21/2016	48	10.44
Carl H. Westcott	10/21/2016	216	10.43
Carl H. Westcott	10/21/2016	(700)	10.49
Carl H. Westcott	10/21/2016	2,500	10.36
Carl H. Westcott	10/21/2016	484	10.36
Carl H. Westcott	10/21/2016	1,000	10.30
Carl H. Westcott	10/21/2016	1,000	10.30
Carl H. Westcott	10/21/2016	2,500	10.30
Carl H. Westcott	10/21/2016	1,000	10.30
Carl H. Westcott	10/21/2016	1,000	10.33
Carl H. Westcott	10/21/2016	2,200	10.30
Carl H. Westcott	10/21/2016	300	10.30
Carl H. Westcott	10/21/2016	200	10.14
Carl H. Westcott	10/21/2016	300	10.10
Carl H. Westcott	10/21/2016	500	10.19
Carl H. Westcott	10/21/2016	1,000	10.20
Carl H. Westcott	10/21/2016	1,000	10.20
Carl H. Westcott	10/21/2016	2,000	10.19
Carl H. Westcott	10/21/2016	250	10.23
Carl H. Westcott	10/21/2016	1,750	10.23
Carl H. Westcott	10/21/2016	1,000	10.23
Carl H. Westcott	10/21/2016	1,000	10.19
Carl H. Westcott	10/21/2016	1,000	10.20
Carl H. Westcott	10/21/2016	1,000	10.22
Carl H. Westcott	10/21/2016	2,000	10.20
Carl H. Westcott	10/21/2016	(1,300)	10.22
Carl H. Westcott	10/24/2016	5,000	10.40

CUSIP No. 205768203	13D	Page 23 of 47 Pages

Carl H. Westcott	10/24/2016	5,000	10.39
Carl H. Westcott	10/24/2016	5,000	10.38
Carl H. Westcott	10/24/2016	10,000	10.30
Carl H. Westcott	10/24/2016	1,000	10.11
Carl H. Westcott	10/24/2016	1,000	10.15
Carl H. Westcott	10/24/2016	1,000	10.00
Carl H. Westcott	10/24/2016	1,000	10.01
Carl H. Westcott	10/24/2016	2,500	9.98
Carl H. Westcott	10/24/2016	2,500	10.00
Carl H. Westcott	10/24/2016	1,000	10.05
Carl H. Westcott	10/24/2016	5,000	10.00
Carl H. Westcott	10/24/2016	1,016	10.05
Carl H. Westcott	10/24/2016	2,500	9.89
Carl H. Westcott	10/24/2016	1,200	9.91
Carl H. Westcott	10/24/2016	100	9.89
Carl H. Westcott	10/24/2016	200	9.89
Carl H. Westcott	10/24/2016	1,000	9.88
Carl H. Westcott	10/24/2016	5,000	9.88
Carl H. Westcott	10/24/2016	5,000	9.90
Carl H. Westcott	10/25/2016	2,400	9.88
Carl H. Westcott	10/25/2016	100	9.87
Carl H. Westcott	10/25/2016	2,500	9.94
Carl H. Westcott	10/25/2016	3,068	9.95
Carl H. Westcott	10/25/2016	383	9.90
Carl H. Westcott	10/25/2016	1,549	9.90
Carl H. Westcott	10/25/2016	8,000	9.79
Carl H. Westcott	10/25/2016	2,000	9.77
Carl H. Westcott	10/26/2016	10,000	9.40
Carl H. Westcott	10/26/2016	10,000	9.41
Carl H. Westcott	10/27/2016	1,000	9.88

CUSIP No. 205768203	13D	Page 24 of 47 Pages

Carl H. Westcott	10/27/2016	1,200	9.84
Carl H. Westcott	10/27/2016	700	9.83
Carl H. Westcott	10/27/2016	100	9.82
Carl H. Westcott	10/27/2016	1,100	9.87
Carl H. Westcott	10/27/2016	400	9.85
Carl H. Westcott	10/27/2016	500	9.82
Carl H. Westcott	10/27/2016	1,300	9.78
Carl H. Westcott	10/27/2016	700	9.79
Carl H. Westcott	10/27/2016	5,000	9.78
Carl H. Westcott	10/27/2016	402	9.74
Carl H. Westcott	10/27/2016	598	9.82
Carl H. Westcott	10/27/2016	1,000	9.76
Carl H. Westcott	10/27/2016	10,000	9.75
Carl H. Westcott	10/27/2016	(2,500)	9.87
Carl H. Westcott	10/28/2016	(10,000)	9.98
Carl H. Westcott	10/28/2016	(10,000)	9.97
Carl H. Westcott	10/28/2016	(2,500)	9.98
Carl H. Westcott	10/28/2016	(15,000)	10.06
Carl H. Westcott	10/28/2016	(2,221)	10.06
Carl H. Westcott	10/28/2016	(7,779)	10.03
Carl H. Westcott	10/31/2016	795	9.65
Carl H. Westcott	10/31/2016	4,205	9.65
Carl H. Westcott	10/31/2016	10,000	9.60
Carl H. Westcott	10/31/2016	205	9.63
Carl H. Westcott	10/31/2016	600	9.60
Carl H. Westcott	10/31/2016	100	9.73
Carl H. Westcott	10/31/2016	9,095	9.70
Carl H. Westcott	10/31/2016	10,000	9.55
Carl H. Westcott	10/31/2016	10,000	9.54
Carl H. Westcott	10/31/2016	3,000	9.52

CUSIP No. 205768203	13D	Page 25 of 47 Pages

Carl H. Westcott	10/31/2016	7,000	9.50
Carl H. Westcott	10/31/2016	10,000	9.48
Carl H. Westcott	10/31/2016	10,000	9.45
Carl H. Westcott	10/31/2016	1,895	9.57
Carl H. Westcott	10/31/2016	200	9.57
Carl H. Westcott	10/31/2016	5	9.57
Carl H. Westcott	10/31/2016	1,400	9.57
Carl H. Westcott	10/31/2016	(2,500)	9.75
Carl H. Westcott	10/31/2016	(2,500)	9.80
Carl H. Westcott	11/1/2016	1,000	9.95
Carl H. Westcott	11/1/2016	1,000	9.94
Carl H. Westcott	11/1/2016	1,000	9.94
Carl H. Westcott	11/1/2016	1,000	9.85
Carl H. Westcott	11/1/2016	1,000	9.92
Carl H. Westcott	11/1/2016	1,000	9.85
Carl H. Westcott	11/1/2016	9,800	9.52
Carl H. Westcott	11/1/2016	200	9.51
Carl H. Westcott	11/1/2016	10,000	9.53
Carl H. Westcott	11/1/2016	4,000	9.42
Carl H. Westcott	11/2/2016	2,500	8.90
Carl H. Westcott	11/2/2016	2,500	8.86
Carl H. Westcott	11/2/2016	5,000	8.81
Carl H. Westcott	11/2/2016	5,000	8.88
Carl H. Westcott	11/2/2016	5,000	8.85
Carl H. Westcott	11/3/2016	2,300	8.92
Carl H. Westcott	11/3/2016	200	8.91
Carl H. Westcott	11/3/2016	200	8.93
Carl H. Westcott	11/3/2016	600	8.90
Carl H. Westcott	11/3/2016	300	8.89
Carl H. Westcott	11/3/2016	500	8.99

CUSIP No. 205768203	13D	Page 26 of 47 Pages

Carl H. Westcott	11/3/2016	2,000	8.98
Carl H. Westcott	11/3/2016	2,000	8.98
Carl H. Westcott	11/3/2016	1,900	8.97
Carl H. Westcott	11/3/2016	10,000	8.82
Carl H. Westcott	11/3/2016	10,000	8.80
Carl H. Westcott	11/3/2016	(971)	8.70
Carl H. Westcott	11/3/2016	9,200	8.61
Carl H. Westcott	11/3/2016	700	8.60
Carl H. Westcott	11/3/2016	100	8.59
Carl H. Westcott	11/3/2016	283	8.55
Carl H. Westcott	11/3/2016	100	8.53
Carl H. Westcott	11/7/2016	1,000	8.77
Carl H. Westcott	11/7/2016	1,000	8.76
Carl H. Westcott	11/7/2016	1,000	8.71
Carl H. Westcott	11/7/2016	1,000	8.87
Carl H. Westcott	11/7/2016	(5,000)	8.92
Carl H. Westcott	11/7/2016	(5,000)	8.99
Carl H. Westcott	11/7/2016	1,000	8.73
Carl H. Westcott	11/7/2016	1,000	8.71
Carl H. Westcott	11/7/2016	100	8.79
Carl H. Westcott	11/7/2016	900	8.72
Carl H. Westcott	11/7/2016	1,000	8.70
Carl H. Westcott	11/7/2016	2,500	8.58
Carl H. Westcott	11/7/2016	2,303	8.58
Carl H. Westcott	11/7/2016	197	8.57
Carl H. Westcott	11/7/2016	2,500	8.57
Carl H. Westcott	11/7/2016	1,908	8.51
Carl H. Westcott	11/7/2016	2,000	8.48
Carl H. Westcott	11/7/2016	2,000	8.48
Carl H. Westcott	11/8/2016	1,000	8.63

CUSIP No. 205768203	13D	Page 27 of 47 Pages

Carl H. Westcott	11/8/2016	800	8.63
Carl H. Westcott	11/8/2016	2,500	8.77
Carl H. Westcott	11/8/2016	(1,620)	8.79
Carl H. Westcott	11/8/2016	(2,000)	8.80
Carl H. Westcott	11/8/2016	(3,000)	8.82
Carl H. Westcott	11/8/2016	(3,000)	8.88
Carl H. Westcott	11/8/2016	(3,000)	8.90
Carl H. Westcott	11/8/2016	(2,000)	8.88
Carl H. Westcott	11/8/2016	(3,000)	8.96
Carl H. Westcott	11/8/2016	(3,000)	8.95
Carl H. Westcott	11/8/2016	(3,000)	8.98
Carl H. Westcott	11/8/2016	(3,000)	8.97
Carl H. Westcott	11/8/2016	(2,500)	8.89
Carl H. Westcott	11/8/2016	(5,000)	8.91
Carl H. Westcott	11/8/2016	(5,000)	8.93
Carl H. Westcott	11/8/2016	(1,000)	8.89
Carl H. Westcott	11/8/2016	(2,500)	8.90
Carl H. Westcott	11/8/2016	(25)	8.67
Carl H. Westcott	11/8/2016	(2,500)	8.95
Carl H. Westcott	11/8/2016	(2,500)	8.97
Carl H. Westcott	11/8/2016	(2,500)	8.97
Carl H. Westcott	11/8/2016	(2,500)	8.97
Carl H. Westcott	11/9/2016	1,000	8.64
Carl H. Westcott	11/9/2016	1,000	8.70
Carl H. Westcott	11/9/2016	1,000	8.65
Carl H. Westcott	11/9/2016	1,000	8.68
Carl H. Westcott	11/9/2016	1,000	8.94
Carl H. Westcott	11/9/2016	(5,000)	8.96
Carl H. Westcott	11/9/2016	1,000	8.93
Carl H. Westcott	11/9/2016	5,000	8.75

CUSIP No. 205768203	13D	Page 28 of 47 Pages

Carl H. Westcott	11/9/2016	(2,500)	9.00
Carl H. Westcott	11/9/2016	(100)	8.93
Carl H. Westcott	11/9/2016	2,500	8.87
Carl H. Westcott	11/9/2016	(2,490)	9.00
Carl H. Westcott	11/9/2016	(5,000)	9.02
Carl H. Westcott	11/9/2016	(5,000)	9.05
Carl H. Westcott	11/9/2016	2,500	8.90
Carl H. Westcott	11/10/2016	1,215	8.82
Carl H. Westcott	11/10/2016	900	8.81
Carl H. Westcott	11/10/2016	4,500	8.79
Carl H. Westcott	11/10/2016	5,000	8.80
Carl H. Westcott	11/10/2016	1,000	8.81
Carl H. Westcott	11/10/2016	1,000	8.81
Carl H. Westcott	11/10/2016	1,000	8.76
Carl H. Westcott	11/10/2016	800	8.68
Carl H. Westcott	11/10/2016	4,200	8.80
Carl H. Westcott	11/11/2016	1,000	8.42
Carl H. Westcott	11/11/2016	2,500	8.40
Carl H. Westcott	11/11/2016	1,000	8.45
Carl H. Westcott	11/11/2016	1,000	8.43
Carl H. Westcott	11/11/2016	1,000	8.43
Carl H. Westcott	11/11/2016	2,500	8.38
Carl H. Westcott	11/11/2016	10,000	8.34
Carl H. Westcott	11/11/2016	(2,500)	8.23
Carl H. Westcott	11/14/2016	1,000	8.11
Carl H. Westcott	11/14/2016	1,000	8.12
Carl H. Westcott	11/14/2016	1,000	8.12
Carl H. Westcott	11/14/2016	2,000	8.10
Carl H. Westcott	11/14/2016	2,000	8.00
Carl H. Westcott	11/14/2016	(5,000)	8.08

CUSIP No. 205768203	13D	Page 29 of 47 Pages

Carl H. Westcott	11/14/2016	(2,500)	8.10
Carl H. Westcott	11/14/2016	(2,500)	8.17
Carl H. Westcott	11/15/2016	(2,500)	8.33
Carl H. Westcott	11/15/2016	(2,500)	8.60
Carl H. Westcott	11/15/2016	(2,500)	8.92
Carl H. Westcott	11/15/2016	(2,000)	8.92
Carl H. Westcott	11/15/2016	(5,000)	8.95
Carl H. Westcott	11/15/2016	(2,500)	8.98
Carl H. Westcott	11/15/2016	(5,000)	9.01
Carl H. Westcott	11/15/2016	(1,000)	9.02
Carl H. Westcott	11/15/2016	(5,000)	9.05
Carl H. Westcott	11/15/2016	(5,000)	9.10
Carl H. Westcott	11/15/2016	(5,000)	9.15
Carl H. Westcott	11/15/2016	(2,500)	9.00
Carl H. Westcott	11/15/2016	(2,500)	9.05
Carl H. Westcott	11/16/2016	1,000	8.92
Carl H. Westcott	11/16/2016	2,000	8.91
Carl H. Westcott	11/16/2016	100	8.97
Carl H. Westcott	11/16/2016	500	8.90
Carl H. Westcott	11/16/2016	1,000	8.98
Carl H. Westcott	11/16/2016	1,400	8.97
Carl H. Westcott	11/16/2016	1,000	8.98
Carl H. Westcott	11/16/2016	5,000	8.90
Carl H. Westcott	11/16/2016	5,000	8.88
Carl H. Westcott	11/16/2016	1,000	8.93
Carl H. Westcott	11/16/2016	700	8.89
Carl H. Westcott	11/16/2016	(2,000)	9.00
Carl H. Westcott	11/16/2016	(5,000)	9.02
Carl H. Westcott	11/16/2016	(5,000)	9.05
Carl H. Westcott	11/16/2016	(10,000)	9.15

CUSIP No. 205768203	13D	Page 30 of 47 Pages

Carl H. Westcott	11/17/2016	(5,000)	9.03
Carl H. Westcott	11/17/2016	(5,000)	9.05
Carl H. Westcott	11/17/2016	(5,000)	9.08
Carl H. Westcott	11/17/2016	2,500	8.72
Carl H. Westcott	11/17/2016	2,300	8.75
Carl H. Westcott	11/17/2016	200	8.75
Carl H. Westcott	11/17/2016	2,500	8.62
Carl H. Westcott	11/17/2016	5,000	8.60
Carl H. Westcott	11/17/2016	1,000	8.40
Carl H. Westcott	11/17/2016	2,500	8.39
Carl H. Westcott	11/17/2016	1,000	8.36
Carl H. Westcott	11/18/2016	(2,500)	8.69
Carl H. Westcott	11/18/2016	(2,500)	8.85
Carl H. Westcott	11/18/2016	(2,500)	8.95
Carl H. Westcott	11/18/2016	(10,000)	9.00
Carl H. Westcott	11/18/2016	(2,500)	9.00
Carl H. Westcott	11/18/2016	(2,500)	8.99
Carl H. Westcott	11/18/2016	(10,000)	9.00
Carl H. Westcott	11/18/2016	(1,300)	8.89
Carl H. Westcott	11/18/2016	(700)	8.89
Carl H. Westcott	11/18/2016	(200)	8.88
Carl H. Westcott	11/18/2016	(1,300)	8.86
Carl H. Westcott	11/18/2016	(100)	8.85
Carl H. Westcott	11/18/2016	(1,100)	8.84
Carl H. Westcott	11/21/2016	(2,500)	9.00
Carl H. Westcott	11/21/2016	1,000	8.98
Carl H. Westcott	11/21/2016	(2,500)	9.05
Carl H. Westcott	11/21/2016	(3,500)	9.10
Carl H. Westcott	11/21/2016	(10,000)	9.17
Carl H. Westcott	11/21/2016	(10,000)	9.20

CUSIP No. 205768203	13D	Page 31 of 47 Pages

Carl H. Westcott	11/21/2016	(7,500)	9.05
Carl H. Westcott	11/21/2016	(2,500)	9.05
Carl H. Westcott	11/21/2016	(5,000)	9.07
Carl H. Westcott	11/21/2016	(2,500)	9.50
Carl H. Westcott	11/21/2016	1,000	9.39
Carl H. Westcott	11/21/2016	(10,000)	9.45
Carl H. Westcott	11/21/2016	(33)	9.35
Carl H. Westcott	11/21/2016	(1,493)	9.46
Carl H. Westcott	11/21/2016	(2,500)	9.41
Carl H. Westcott	11/21/2016	(40)	9.23
Carl H. Westcott	11/21/2016	(2,460)	9.36
Carl H. Westcott	11/21/2016	(2,500)	9.39
Carl H. Westcott	11/22/2016	(2,500)	9.50
Carl H. Westcott	11/22/2016	1,000	9.31
Carl H. Westcott	11/22/2016	1,000	9.34
Carl H. Westcott	11/22/2016	1,000	9.40
Carl H. Westcott	11/22/2016	100	9.46
Carl H. Westcott	11/22/2016	900	9.39
Carl H. Westcott	11/22/2016	1,000	9.40
Carl H. Westcott	11/22/2016	(4,974)	9.55
Carl H. Westcott	11/22/2016	1,000	9.34
Carl H. Westcott	11/22/2016	2,500	9.26
Carl H. Westcott	11/22/2016	100	9.33
Carl H. Westcott	11/22/2016	100	9.26
Carl H. Westcott	11/22/2016	800	9.34
Carl H. Westcott	11/22/2016	(1,200)	9.49
Carl H. Westcott	11/22/2016	1,900	9.25
Carl H. Westcott	11/22/2016	100	9.25
Carl H. Westcott	11/22/2016	900	9.27
Carl H. Westcott	11/22/2016	100	9.25

CUSIP No. 205768203	13D	Page 32 of 47 Pages

Carl H. Westcott	11/22/2016	800	9.27
Carl H. Westcott	11/22/2016	100	9.26
Carl H. Westcott	11/22/2016	100	9.26
Carl H. Westcott	11/22/2016	1,000	9.28
Carl H. Westcott	11/22/2016	5,000	9.24
Carl H. Westcott	11/22/2016	5,000	9.19
Carl H. Westcott	11/22/2016	5,000	9.15
Carl H. Westcott	11/22/2016	5,000	9.10
Carl H. Westcott	11/25/2016	10,000	8.59
Carl H. Westcott	11/25/2016	9,000	8.55
Carl H. Westcott	11/25/2016	900	8.55
Carl H. Westcott	11/25/2016	100	8.55
Carl H. Westcott	11/25/2016	5,200	8.46
Carl H. Westcott	11/25/2016	1,700	8.60
Carl H. Westcott	11/25/2016	200	8.60
Carl H. Westcott	11/25/2016	100	8.60
Carl H. Westcott	11/25/2016	10,000	8.47
Carl H. Westcott	11/25/2016	1,600	8.47
Carl H. Westcott	11/28/2016	8,400	8.50
Carl H. Westcott	11/28/2016	(1,300)	8.58
Carl H. Westcott	11/28/2016	1,300	8.48
Carl H. Westcott	11/28/2016	12,500	8.47
Carl H. Westcott	11/29/2016	5,000	8.30
Carl H. Westcott	11/29/2016	15,000	8.25
Carl H. Westcott	11/29/2016	412	7.97
Carl H. Westcott	11/29/2016	4	7.94
Carl H. Westcott	11/29/2016	2	11.48
Carl H. Westcott	11/29/2016	1	7.97
Carl H. Westcott	11/29/2016	100	7.97
Carl H. Westcott	11/29/2016	1,881	8.00

CUSIP No. 205768203	13D	Page 33 of 47 Pages

Carl H. Westcott	11/29/2016	100	8.00
Carl H. Westcott	11/29/2016	2,200	7.99
Carl H. Westcott	11/29/2016	100	7.97
Carl H. Westcott	11/29/2016	200	7.97
Carl H. Westcott	11/29/2016	600	8.01
Carl H. Westcott	11/29/2016	200	8.00
Carl H. Westcott	11/29/2016	601	8.00
Carl H. Westcott	11/29/2016	400	8.07
Carl H. Westcott	11/29/2016	202	8.04
Carl H. Westcott	11/29/2016	7,997	8.07
Carl H. Westcott	11/29/2016	10,000	8.06
Carl H. Westcott	11/29/2016	7,731	8.15
Carl H. Westcott	11/29/2016	1	8.14
Carl H. Westcott	11/29/2016	1,000	8.36
Carl H. Westcott	11/29/2016	101	8.25
Carl H. Westcott	11/29/2016	1	8.17
Carl H. Westcott	11/29/2016	500	8.21
Carl H. Westcott	11/29/2016	100	8.68
Carl H. Westcott	11/29/2016	1,566	8.61
Carl H. Westcott	11/29/2016	(5,000)	8.72
Carl H. Westcott	11/29/2016	(5,000)	8.91
Carl H. Westcott	11/29/2016	(900)	8.92
Carl H. Westcott	11/29/2016	(400)	8.92
Carl H. Westcott	11/29/2016	(1,200)	8.91
Carl H. Westcott	11/30/2016	(5,000)	9.25
Carl H. Westcott	11/30/2016	(2,000)	9.40
Carl H. Westcott	11/30/2016	(2,000)	9.55
Carl H. Westcott	11/30/2016	(2,000)	9.59
Carl H. Westcott	11/30/2016	(5,000)	9.60
Carl H. Westcott	11/30/2016	(300)	9.64

CUSIP No. 205768203	13D	Page 34 of 47 Pages

Carl H. Westcott	11/30/2016	(2,500)	9.57
Carl H. Westcott	11/30/2016	(2,700)	9.45
Carl H. Westcott	11/30/2016	(2,000)	9.59
Carl H. Westcott	11/30/2016	(12,500)	9.60
Carl H. Westcott	11/30/2016	(12,500)	9.70
Carl H. Westcott	11/30/2016	(8,898)	9.75
Carl H. Westcott	11/30/2016	(5,000)	9.63
Carl H. Westcott	11/30/2016	(15,000)	9.65
Carl H. Westcott	11/30/2016	(501)	9.69
Carl H. Westcott	11/30/2016	(53)	9.56
Carl H. Westcott	11/30/2016	(2,048)	9.69
Carl H. Westcott	11/30/2016	(1,000)	9.69
Carl H. Westcott	11/30/2016	(2,705)	9.73
Carl H. Westcott	11/30/2016	(100)	9.64
Carl H. Westcott	11/30/2016	(1,100)	9.70
Carl H. Westcott	11/30/2016	(4,800)	9.70
Carl H. Westcott	11/30/2016	(1,641)	9.54
Carl H. Westcott	11/30/2016	2,500	9.54
Carl H. Westcott	11/30/2016	(2,154)	9.44
Carl H. Westcott	11/30/2016	(3,452)	9.37
Carl H. Westcott	11/30/2016	(200)	9.33
Carl H. Westcott	11/30/2016	(100)	9.36
Carl H. Westcott	11/30/2016	(1,000)	9.36
Carl H. Westcott	11/30/2016	(200)	9.36
Carl H. Westcott	11/30/2016	(1,859)	9.36
Carl H. Westcott	11/30/2016	(795)	9.35
Carl H. Westcott	11/30/2016	(2,000)	9.40
Carl H. Westcott	11/30/2016	(388)	9.47
Carl H. Westcott	11/30/2016	(500)	9.45
Carl H. Westcott	11/30/2016	494	9.69

CUSIP No. 205768203	13D	Page 35 of 47 Pages

Carl H. Westcott	12/1/2016	250	9.66
Carl H. Westcott	12/1/2016	(4,500)	9.87
Carl H. Westcott	12/1/2016	(7,500)	10.20
Carl H. Westcott	12/1/2016	(25,000)	10.25
Carl H. Westcott	12/1/2016	(7,791)	10.35
Carl H. Westcott	12/1/2016	(3,002)	10.33
Carl H. Westcott	12/1/2016	(100)	10.26
Carl H. Westcott	12/1/2016	(2,608)	10.33
Carl H. Westcott	12/1/2016	(15,000)	10.35
Carl H. Westcott	12/1/2016	(1,300)	10.39
Carl H. Westcott	12/1/2016	(23,700)	10.37
Carl H. Westcott	12/1/2016	(10,000)	10.40
Carl H. Westcott	12/1/2016	(10,000)	10.42
Carl H. Westcott	12/1/2016	(2,500)	10.43
Carl H. Westcott	12/1/2016	(10,000)	10.45
Carl H. Westcott	12/1/2016	(7,249)	10.65
Carl H. Westcott	12/1/2016	(1,028)	10.35
Carl H. Westcott	12/2/2016	(946)	10.55
Carl H. Westcott	12/2/2016	(359)	10.55
Carl H. Westcott	12/2/2016	(200)	10.55
Carl H. Westcott	12/2/2016	(100)	10.55
Carl H. Westcott	12/2/2016	(100)	10.55
Carl H. Westcott	12/2/2016	(700)	10.55
Carl H. Westcott	12/2/2016	(95)	10.48
Carl H. Westcott	12/2/2016	(100)	10.50
Carl H. Westcott	12/2/2016	(1,900)	10.50
Carl H. Westcott	12/2/2016	(500)	10.49
Carl H. Westcott	12/2/2016	3,090	10.40
Carl H. Westcott	12/2/2016	1,910	10.40
Carl H. Westcott	12/2/2016	173	10.44

CUSIP No. 205768203	13D	Page 36 of 47 Pages

Carl H. Westcott	12/2/2016	3,127	10.44
Carl H. Westcott	12/2/2016	1,700	10.44
Carl H. Westcott	12/2/2016	(100)	10.41
Carl H. Westcott	12/2/2016	(200)	10.48
Carl H. Westcott	12/2/2016	(448)	10.48
Carl H. Westcott	12/2/2016	(200)	10.48
Carl H. Westcott	12/2/2016	(24)	10.48
Carl H. Westcott	12/2/2016	(1,202)	10.60
Carl H. Westcott	12/2/2016	(300)	10.60
Carl H. Westcott	12/2/2016	(1,600)	10.60
Carl H. Westcott	12/2/2016	(500)	10.60
Carl H. Westcott	12/2/2016	(99)	10.60
Carl H. Westcott	12/2/2016	(699)	10.60
Carl H. Westcott	12/2/2016	(500)	10.60
Carl H. Westcott	12/2/2016	(100)	10.53
Carla Westcott	9/21/2016	(500)	7.49
Carla Westcott	9/21/2016	(500)	7.64
Carla Westcott	9/21/2016	(2,000)	7.36
Carla Westcott	9/29/2016	(1,000)	7.89
Carla Westcott	9/30/2016	1,000	7.67
Carla Westcott	9/30/2016	2,500	7.64
Carla Westcott	9/30/2016	3,000	7.80
Carla Westcott	9/30/2016	4,901	7.78
Carla Westcott	9/30/2016	99	7.77
Carla Westcott	10/5/2016	(1,000)	7.47
Carla Westcott	10/5/2016	(1,000)	7.50
Carla Westcott	10/10/2016	(1,000)	8.10
Carla Westcott	10/11/2016	(1,000)	8.12
Carla Westcott	10/11/2016	2,500	8.05
Carla Westcott	10/11/2016	(1,500)	8.50

CUSIP No. 205768203	13D	Page 37 of 47 Pages

Carla Westcott	10/11/2016	(2,000)	8.52
Carla Westcott	10/11/2016	(2,000)	8.55
Carla Westcott	10/11/2016	(86)	8.47
Carla Westcott	10/12/2016	(1,914)	8.52
Carla Westcott	10/12/2016	4,900	8.37
Carla Westcott	10/12/2016	100	8.36
Carla Westcott	10/12/2016	5,000	8.34
Carla Westcott	10/18/2016	(2,000)	8.47
Carla Westcott	10/18/2016	(2,000)	8.80
Carla Westcott	10/18/2016	(2,000)	8.83
Carla Westcott	10/18/2016	(1,200)	8.78
Carla Westcott	10/19/2016	(1,300)	8.78
Carla Westcott	10/19/2016	(2,000)	8.80
Carla Westcott	10/19/2016	(2,000)	9.25
Carla Westcott	10/19/2016	(2,000)	9.25
Carla Westcott	10/20/2016	(1,000)	9.24
Carla Westcott	10/20/2016	(1,000)	9.29
Carla Westcott	10/20/2016	(1,000)	9.37
Carla Westcott	10/20/2016	(1,000)	9.79
Carla Westcott	10/20/2016	(1,000)	9.84
Carla Westcott	11/1/2016	5,500	9.42
Carla Westcott	11/2/2016	5,000	9.00
Carla Westcott	11/10/2016	2,000	8.80
Carla Westcott	11/11/2016	1,760	8.31
Carla Westcott	11/15/2016	(760)	8.94
Carla Westcott	11/18/2016	(2,000)	8.99
Carla Westcott	11/21/2016	(2,000)	9.22
Carla Westcott	11/25/2016	6,000	8.45
Carla Westcott	12/2/2016	(1,800)	10.55
Carla Westcott	12/2/2016	(100)	10.55

CUSIP No. 205768203	13D	Page 38 of 47 Pages

Carla Westcott	12/2/2016	(600)	10.53
Commodore Partners	9/29/2016	2,500	7.72
Commodore Partners	9/29/2016	2,500	7.70
Commodore Partners	9/29/2016	2,500	7.69
Commodore Partners	9/29/2016	5,000	7.64
Commodore Partners	9/29/2016	5,000	7.60
Commodore Partners	9/29/2016	2,000	7.83
Commodore Partners	9/29/2016	900	7.86
Commodore Partners	9/29/2016	3,100	7.85
Commodore Partners	9/29/2016	100	7.85
Commodore Partners	9/29/2016	900	7.83
Commodore Partners	9/29/2016	1,000	7.83
Commodore Partners	9/29/2016	5,000	7.70
Commodore Partners	10/3/2016	(100)	7.46
Commodore Partners	10/3/2016	(1,247)	7.52
Commodore Partners	10/5/2016	(5,000)	7.56
Commodore Partners	10/5/2016	(5,000)	7.62
Commodore Partners	10/5/2016	(100)	7.57
Commodore Partners	10/5/2016	2,500	7.57
Commodore Partners	10/5/2016	4,900	7.58
Commodore Partners	10/5/2016	100	7.57
Commodore Partners	10/5/2016	2,000	7.56
Commodore Partners	10/5/2016	(2,553)	7.60
Commodore Partners	10/5/2016	(5,000)	7.62
Commodore Partners	10/10/2016	(2,500)	8.12
Commodore Partners	10/10/2016	(65)	8.01
Commodore Partners	10/10/2016	(2,435)	8.12
Commodore Partners	10/10/2016	(42)	7.93
Commodore Partners	10/10/2016	(4,458)	8.10
Commodore Partners	10/11/2016	(2,500)	8.23

CUSIP No. 205768203	13D	Page 39 of 47 Pages

Commodore Partners	10/11/2016	(2,500)	8.52
Commodore Partners	10/11/2016	(387)	8.53
Commodore Partners	10/12/2016	(2,000)	8.53
Commodore Partners	10/12/2016	700	8.44
Commodore Partners	10/12/2016	200	8.43
Commodore Partners	10/12/2016	100	8.43
Commodore Partners	10/12/2016	5,000	8.37
Commodore Partners	10/12/2016	5,000	8.34
Commodore Partners	10/18/2016	(8,613)	8.86
Commodore Partners	10/19/2016	(13)	8.32
Commodore Partners	10/19/2016	(8,600)	8.86
Commodore Partners	10/19/2016	(1,387)	9.22
Commodore Partners	10/19/2016	(2,500)	9.24
Commodore Partners	10/19/2016	(5,000)	9.27
Commodore Partners	10/19/2016	(2,500)	9.30
Commodore Partners	10/20/2016	2,500	9.00
Commodore Partners	10/20/2016	(2,000)	9.34
Commodore Partners	10/20/2016	(2,500)	9.79
Commodore Partners	10/20/2016	(2,500)	9.82
Commodore Partners	10/20/2016	10,000	9.70
Commodore Partners	10/20/2016	(1,000)	10.17
Commodore Partners	10/21/2016	5,000	10.17
Commodore Partners	10/21/2016	1,000	10.20
Commodore Partners	10/21/2016	2,200	10.18
Commodore Partners	10/21/2016	200	10.18
Commodore Partners	10/21/2016	100	10.17
Commodore Partners	10/21/2016	(1,000)	10.25
Commodore Partners	10/21/2016	(1,000)	10.25
Commodore Partners	10/21/2016	(1,000)	10.27
Commodore Partners	10/21/2016	(2,500)	10.30

CUSIP No. 205768203	13D	Page 40 of 47 Pages

Commodore Partners	10/21/2016	1,500	10.23
Commodore Partners	10/21/2016	1,500	10.28
Commodore Partners	10/21/2016	1,000	10.36
Commodore Partners	10/24/2016	2,500	10.05
Commodore Partners	10/27/2016	6,000	9.78
Commodore Partners	10/28/2016	(3,000)	9.95
Commodore Partners	10/31/2016	450	9.62
Commodore Partners	10/31/2016	100	9.60
Commodore Partners	10/31/2016	3	9.59
Commodore Partners	10/31/2016	37	9.59
Commodore Partners	10/31/2016	(3,000)	9.78
Commodore Partners	11/1/2016	5,510	9.43
Commodore Partners	11/2/2016	5,000	8.92
Commodore Partners	11/2/2016	10,000	8.99
Commodore Partners	11/2/2016	1,300	8.98
Commodore Partners	11/2/2016	200	9.03
Commodore Partners	11/2/2016	3,500	8.99
Commodore Partners	11/2/2016	10,000	8.97
Commodore Partners	11/2/2016	2,400	9.00
Commodore Partners	11/2/2016	2,500	8.95
Commodore Partners	11/2/2016	10,000	8.95
Commodore Partners	11/2/2016	5,000	8.96
Commodore Partners	11/2/2016	(5,000)	9.00
Commodore Partners	11/2/2016	(5,000)	9.02
Commodore Partners	11/3/2016	(10,000)	9.02
Commodore Partners	11/3/2016	(5,000)	9.04
Commodore Partners	11/3/2016	(2,200)	8.60
Commodore Partners	11/7/2016	(800)	8.57
Commodore Partners	11/7/2016	(800)	8.61
Commodore Partners	11/8/2016	(800)	8.61

CUSIP No. 205768203	13D	Page 41 of 47 Pages

Commodore Partners	11/8/2016	(2,500)	9.06
Commodore Partners	11/8/2016	(5,000)	8.89
Commodore Partners	11/8/2016	(2,900)	8.93
Commodore Partners	11/8/2016	(2,500)	8.95
Commodore Partners	11/8/2016	(2,500)	8.92
Commodore Partners	11/8/2016	(2,500)	8.97
Commodore Partners	11/8/2016	(2,500)	9.03
Commodore Partners	11/8/2016	(2,500)	9.00
Commodore Partners	11/9/2016	2,500	8.90
Commodore Partners	11/9/2016	2,500	8.80
Commodore Partners	11/10/2016	(1,000)	8.86
Commodore Partners	11/10/2016	1,000	8.84
Commodore Partners	11/10/2016	600	8.84
Commodore Partners	11/10/2016	400	8.83
Commodore Partners	11/10/2016	1,000	8.85
Commodore Partners	11/10/2016	100	8.91
Commodore Partners	11/10/2016	900	8.88
Commodore Partners	11/11/2016	10,000	8.34
Commodore Partners	11/11/2016	10,000	8.28
Commodore Partners	11/11/2016	10,000	8.25
Commodore Partners	11/14/2016	(2,100)	8.25
Commodore Partners	11/14/2016	(3,000)	8.27
Commodore Partners	11/14/2016	(3,000)	8.26
Commodore Partners	11/15/2016	(2,500)	8.28
Commodore Partners	11/15/2016	(2,500)	8.30
Commodore Partners	11/15/2016	(500)	8.69
Commodore Partners	11/15/2016	(1,200)	9.11
Commodore Partners	11/16/2016	(5,000)	9.00
Commodore Partners	11/16/2016	(5,000)	9.12
Commodore Partners	11/17/2016	2,500	8.73

CUSIP No. 205768203	13D	Page 42 of 47 Pages

Commodore Partners	11/17/2016	2,500	8.63
Commodore Partners	11/17/2016	2,500	8.65
Commodore Partners	11/17/2016	2,500	8.65
Commodore Partners	11/17/2016	1,000	8.39
Commodore Partners	11/18/2016	(2,500)	8.65
Commodore Partners	11/18/2016	(5,000)	8.99
Commodore Partners	11/18/2016	(700)	9.01
Commodore Partners	11/18/2016	(200)	8.80
Commodore Partners	11/18/2016	(2,800)	8.83
Commodore Partners	11/18/2016	(1,300)	8.83
Commodore Partners	11/21/2016	(5,000)	8.98
Commodore Partners	11/22/2016	(5,000)	9.41
Commodore Partners	11/22/2016	1,000	9.43
Commodore Partners	11/22/2016	1,800	9.42
Commodore Partners	11/22/2016	(300)	9.39
Commodore Partners	11/22/2016	(2,500)	9.50
Commodore Partners	11/22/2016	(4,700)	9.55
Commodore Partners	11/25/2016	600	8.51
Commodore Partners	11/25/2016	1,100	8.59
Commodore Partners	11/25/2016	168	8.56
Commodore Partners	11/25/2016	300	8.56
Commodore Partners	11/25/2016	7,832	8.59
Commodore Partners	11/25/2016	5,500	8.58
Commodore Partners	11/29/2016	1,166	8.22
Commodore Partners	11/29/2016	400	8.21
Commodore Partners	11/29/2016	400	8.21
Commodore Partners	11/29/2016	7,530	8.26
Commodore Partners	11/29/2016	301	8.26
Commodore Partners	11/29/2016	200	8.25
Commodore Partners	11/29/2016	3	8.24

CUSIP No. 205768203	13D	Page 43 of 47 Pages

Commodore Partners	11/29/2016	5,000	8.28
Commodore Partners	11/29/2016	(5,000)	8.60
Commodore Partners	11/30/2016	(3,136)	9.23
Commodore Partners	11/30/2016	(1,864)	9.20
Commodore Partners	11/30/2016	(5,000)	9.41
Commodore Partners	11/30/2016	(5,000)	9.47
Commodore Partners	11/30/2016	(5,000)	9.52
Commodore Partners	11/30/2016	(5,000)	9.63
Commodore Partners	11/30/2016	(5,000)	9.63
Commodore Partners	11/30/2016	(25,000)	9.65
Commodore Partners	11/30/2016	(25,000)	9.70
Commodore Partners	12/1/2016	(5,000)	9.70
Commodore Partners	12/1/2016	(4,100)	10.33
Commodore Partners	12/1/2016	(900)	10.33
Commodore Partners	12/1/2016	(5,000)	10.37
Commodore Partners	12/1/2016	(5,000)	10.40
Court Westcott	9/22/2016	(400)	7.36
Court Westcott	10/5/2016	(1,100)	7.48
Court Westcott	10/5/2016	(2,000)	7.60
Court Westcott	10/6/2016	(2,000)	7.65
Court Westcott	10/6/2016	(2,000)	7.70
Court Westcott	10/7/2016	(100)	7.64
Court Westcott	10/7/2016	(300)	7.70
Court Westcott	10/10/2016	(2,000)	7.75
Court Westcott	10/10/2016	(1,600)	8.08
Court Westcott	10/10/2016	(1,600)	8.10
Court Westcott	10/10/2016	(1,600)	8.08
Court Westcott	10/11/2016	(800)	8.20
Court Westcott	10/12/2016	(1,000)	8.56
Court Westcott	10/12/2016	2,500	8.35

CUSIP No. 205768203	13D	Page 44 of 47 Pages

Court Westcott	10/12/2016	5,000	8.30
Court Westcott	10/13/2016	5,000	8.04
Court Westcott	10/18/2016	(1,000)	8.56
Court Westcott	10/18/2016	(1,000)	8.64
Court Westcott	10/18/2016	(5,000)	8.84
Court Westcott	10/18/2016	(2,500)	8.88
Court Westcott	10/18/2016	(2,500)	8.90
Court Westcott	10/19/2016	(500)	9.21
Court Westcott	10/19/2016	(500)	9.31
Court Westcott	10/19/2016	1,800	9.00
Court Westcott	10/20/2016	(1,600)	9.38
Court Westcott	10/20/2016	(700)	9.72
Court Westcott	10/28/2016	(2,500)	9.89
Court Westcott	10/28/2016	2,000	9.91
Court Westcott	10/28/2016	(2,000)	9.96
Court Westcott	11/9/2016	(500)	8.96
Court Westcott	11/18/2016	5,000	8.37
Court Westcott	11/21/2016	(2,500)	9.51
Court Westcott	11/22/2016	(1,000)	9.59
Court Westcott	11/25/2016	10,000	8.52
Carl H. Westcott (1)	9/21/2016	100	7.16
Carl H. Westcott (1)	9/21/2016	(100)	7.50
Carl H. Westcott (1)	9/29/2016	100	7.84
Carl H. Westcott (1)	10/12/2016	400	8.41
Carl H. Westcott (1)	10/12/2016	100	8.39
GK Westcott LP	10/13/2016	5,000	8.05
Carl H. Westcott (2)	9/21/2016	500	7.13
Carl H. Westcott (2)	9/21/2016	(100)	7.45
Carl H. Westcott (2)	9/21/2016	100	7.38
Carl H. Westcott (2)	9/21/2016	(100)	7.47

CUSIP No. 205768203	13D	Page 45 of 47 Pages

Carl H. Westcott (2)	9/22/2016	(500)	7.58
Carl H. Westcott (2)	9/29/2016	100	7.87
Carl H. Westcott (2)	9/29/2016	100	7.76
Carl H. Westcott (2)	9/29/2016	500	7.82
Carl H. Westcott (2)	9/29/2016	200	7.85
Carl H. Westcott (2)	9/29/2016	200	7.82
Carl H. Westcott (2)	9/29/2016	140	7.92
Carl H. Westcott (2)	10/10/2016	705	8.08
Carl H. Westcott (2)	10/11/2016	705	8.06
Carl H. Westcott (2)	10/11/2016	295	8.19
Carl H. Westcott (2)	10/11/2016	600	8.08
Carl H. Westcott (2)	10/11/2016	400	8.06
Carl H. Westcott (2)	10/11/2016	(705)	8.08
Carl H. Westcott (2)	10/12/2016	500	8.45
Carl H. Westcott (2)	10/12/2016	500	8.43
Carl H. Westcott (2)	10/18/2016	(1,600)	8.89
Carl H. Westcott (2)	10/19/2016	(2,000)	9.24
Carl H. Westcott (2)	10/20/2016	(400)	9.84
Carl H. Westcott (2)	10/24/2016	2,000	10.00
Carl H. Westcott (2)	11/1/2016	1,000	9.45
Carl H. Westcott (2)	11/1/2016	14	10.13
Carl H. Westcott (2)	11/2/2016	986	9.43
Carl H. Westcott (2)	11/2/2016	1,000	9.26
Carl H. Westcott (2)	11/15/2016	(600)	8.79
Carl H. Westcott (2)	12/1/2016	(1,500)	9.82
Carl H. Westcott (3)	9/21/2016	200	7.16
Carl H. Westcott (3)	9/21/2016	(200)	7.48
Carl H. Westcott (3)	9/29/2016	200	7.80
Carl H. Westcott (3)	10/12/2016	500	8.41
Carl H. Westcott (3)	11/15/2016	(184)	8.75
Carl H. Westcott (3)	12/1/2016	(656)	9.91

(1)                                 For the account of Francisco Trejo, Jr.

(2)                                 For the account of Peter Underwood.

(3)                                 For the account of Rosie Greene.

CUSIP No. 205768203	13D	Page 46 of 47 Pages

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 7. Material to be Filed as Exhibits

Exhibit A

Joint Filing Agreement, dated June 8, 2015, by and among Carl H. Westcott, Commodore Partners, Ltd., G.K. Westcott LP, Carl Westcott, LLC, Jimmy Elizabeth Westcott, Chart H. Westcott, Court H. Westcott, and Carla Westcott (incorporated by reference to Exhibit A to the Schedule 13D filed with the Securities and Exchange Commission on June 11, 2015).

Exhibit B	Form of Authorization of Agent (incorporated by reference to Exhibit B to the Schedule 13D filed with the Securities and Exchange Commission on June 11, 2015).

Exhibit C	Power of Attorney, dated June 8, 2015 (incorporated by reference to Exhibit C to the Schedule 13D filed with the Securities and Exchange Commission on June 11, 2015).

CUSIP No. 205768203	13D	Page 47 of 47 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 5, 2016

Reporting Persons:	CARL H. WESTCOTT

/s/ Michael I. Smartt
Michael I. Smartt
Attorney-in-Fact

COMMODORE PARTNERS, LTD.

By: Carl Westcott, LLC, its general partner

/s/ Michael I. Smartt
Michael I. Smartt
Attorney-in-Fact

G.K. WESTCOTT LP

By: Carl Westcott, LLC, its general partner

/s/ Michael I. Smartt
Michael I. Smartt
Attorney-in-Fact

CARL WESTCOTT, LLC

//s/ Michael I. Smartt
Michael I. Smartt
Attorney-in-Fact

COURT H. WESTCOTT

/s/ Michael I. Smartt
Michael I. Smartt
Attorney-in-Fact

CARLA WESTCOTT

/s/ Michael I. Smartt
Michael I. Smartt
Attorney-in-Fact